Exhibit 99.1

RITE AID ANNOUNCES RECEIPT OF
REQUISITE CONSENTS BY CONSENT PAYMENT DEADLINE

CAMP HILL, PA (June 18, 2008) — Rite Aid Corporation (NYSE: RAD) announced today that it has received the requisite consents relating to its 8.125% Senior Secured Notes due 2010 (CUSIP 767754BFO) (the “2010 Notes”), 9.25% Senior Notes due 2013 (CUSIP 767754BH6) (the "2013 Notes") and 7.5% Senior Secured Notes due 2015 (CUSIP 767754BK9) (the “2015 Notes” and, together with the 2010 Notes and 2013 Notes, the “Notes”), to execute supplemental indentures to effect certain proposed amendments to the indentures governing the Notes pursuant to its Offer to Purchase and Consent Solicitation Statement dated June 4, 2008 (the "Offer to Purchase").

As part of Rite Aid's offers to purchase the Notes, Rite Aid solicited consents from the holders of the Notes for certain proposed amendments that would eliminate or modify substantially all restrictive covenants, certain events of default and other provisions contained in the respective indentures governing the Notes, release the subsidiary guarantees under each of the Notes and release all the collateral securing the obligations of the subsidiary guarantors under the 2010 Notes and 2015 Notes (the "Proposed Amendments"). Adoption of the Proposed Amendments with respect to a series of Notes required consents from holders of at least a majority in aggregate principal amount outstanding of such series.

As of 5:00 p.m., New York City time, on June 17, 2008 (the "Consent Payment Deadline"), Rite Aid had received consents from holders of a majority in aggregate principal amount outstanding of each series of Notes.  As of the Consent Payment Deadline, $344,099,000 aggregate principal amount of the outstanding 2010 Notes (representing approximately 95.58% of the outstanding 2010 Notes), $142,840,000 aggregate principal amount of the outstanding 2013 Notes (representing approximately 95.23% of the outstanding 2013 Notes) and $199,478,000 aggregate principal amount of the outstanding 2015 Notes (representing approximately 99.74% of the outstanding 2015 Notes), had been tendered.

As a result of receiving the requisite consents, Rite Aid and certain subsidiaries of Rite Aid (the “Subsidiary Guarantors”) entered into Supplemental Indentures dated as of June 17, 2008, among Rite Aid, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as successor trustee (the “Trustee”), to the respective indentures governing the Notes to effectuate the Proposed Amendments.  Receipt of the requisite consents also constitutes consent and authority to enter into amendments to certain security, guarantee, intercreditor, indemnity, subrogation, contribution and other documents to release the subsidiary guarantees under each of the Notes and the collateral securing the obligations of the subsidiary guarantors under the 2010 Notes and 2015 Notes.  Although the Supplemental Indentures have been executed by Rite Aid, the Subsidiary Guarantors and the Trustee, the Proposed Amendments, including the release of the subsidiary guarantees under each of the Notes and the collateral securing the obligations of the subsidiary guarantors under the 2010 Notes and 2015 Notes, will not become operative until after the Notes are accepted for purchase and Rite Aid makes payment pursuant to the offers to purchase and consent solicitations.

Consummation of Rite Aid's offers to purchase the Notes and consent solicitations are conditioned upon, among other things, receipt of debt financing sufficient to pay the purchase price, applicable consent payment and related fees and expenses with respect to each series of Notes. Rite Aid intends to fund the purchase price for the Notes, including the applicable consent payment and related fees and expenses, with the proceeds of a new series of senior secured notes due 2016 (the "New Notes") and borrowings under a new $350 million senior secured term loan (the "Tranche 3 Term Loan"). The New Notes will be issued in a registered offering with terms substantially similar to Rite Aid's 7.5% Senior Secured Notes due 2017 (including similar subsidiary guarantees and second priority security). The Tranche 3 Term Loan (which may be issued at a discount as a result of market conditions) will have terms substantially similar to Rite Aid's existing Tranche 2 Term Loan (including similar subsidiary guarantees and first priority security) and will mature on June 4, 2014. Both the Tranche 3 Term Loan and the offering of the New Notes are subject to market and other conditions and Rite Aid can provide no assurance that entry into the Tranche 3 Term Loan or the offering of the New Notes will be consummated on the terms described above, or at all.

Full details of the terms and conditions of the offers to purchase and consent solicitations are included in the Offer to Purchase. Other than in the limited circumstances set forth in the Offer to Purchase, tenders of Notes may not be withdrawn and consents may not be revoked following the Consent Payment Deadline.

Rite Aid has retained Citi to serve as dealer manager for the tender offer and consent solicitation. Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation (the information agent) by telephone at 1-866-488-1500 (toll free) or 1-212-430-3774. Questions regarding the tender offer and consent solicitation may be directed to Citi, Liability Management Group, at 1-800-558-3745 (toll free) or 1-212-723-6106 (collect).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any Notes nor is this announcement an offer or solicitation of an offer to sell any securities. The tender offers and consent solicitations are made solely by means of the Offer to Purchase distributed to the holders of the Notes.

Rite Aid Corporation is one of the nation's leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia with fiscal 2008 annual sales of approximately $24.3 billion. Information about Rite Aid, including corporate background and press releases, is available through Rite Aid's website at http://www.riteaid.com/.